Exhibit (j) under Form N-1A
Exhibit (23)) under Item 601/Reg. S-K






            Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Class A and Institutional Shares' Prospectuses for the Federated Municipal Ultrashort Fund and under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information for the Federated Municipal Ultrashort Fund in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 33-43472) of Federated Fixed Income Securities, Inc., and to the incorporation by reference of our report dated November 11, 2005 on Federated Municipal Ultrashort Fund included in the Annual Report to Shareholders for the fiscal year ended September 30, 2005.






Boston, Massachusetts
November 22, 2005